Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CopyTele, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53416, 333-69650, 333-99717, 333-105012, 333-120333, 333-132544, 333-146261, 333-156836 and 333-168223) on Form S-8 of CopyTele, Inc. of our report dated February 14, 2011, with respect to the consolidated balance sheet of CopyTele, Inc. and subsidiaries as of October 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, and the related financial statement schedule included in Item 15 (a) (1) (2), which report appears in the October 31, 2010 annual report on Form 10-K of CopyTele, Inc.

KPMG LLP

Melville, New York
February 14, 2011